EXHIBIT 8.1
List of Subsidiaries

Significant Subsidiaries:

Home Inns & Hotels Management (Hong Kong) Limited — Incorporated in Hong Kong

Hong Kong Ai Home Investment Company — Incorporated in Hong Kong

Hemei Hotel Management Company — Incorporated in the PRC

Home Inns & Hotels Management (Beijing) Co., Ltd. — Incorporated in the PRC

Home Inns Hotel Management (Shanghai) Co., Ltd. — Incorporated in the PRC

Shanghai Chuwen Investment Holding Co., Ltd. — Incorporated in the PRC

Shanghai Top Star Hotel Management Co., Ltd. — Incorporated in the PRC

Shanghai Huiju Hotel Equipment Lease Co., Ltd. — Incorporated in the PRC

Shanghai Huiyi Hotel Equipment Lease Co., Ltd. — Incorporated in the PRC

Jiangsu Hotel Equipment Lease Co., Ltd. — Incorporated in the PRC

Suzhou Home Inns Trading Co., Ltd. — Incorporated in the PRC

Shanghai Banli Software and Technology Co., Ltd. — Incorporated in the PRC